                                                                    EXHIBIT 11.1

                      DESKTOPDATA, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE
                                  (UNAUDITED)
                     (in thousands, except per share data)

                                                               Three Months Ended           Nine Months Ended
                                                                 September 30,                September 30,
                                                               1997          1996           1997         1996
                                                               ----          ----           ----         ----
Net income available for common
      stockholders                                           $    553      $  1,202       $  2,044     $  3,065
                                                             ========      ========       ========     ========

Weighted average common shares outstanding                      8,664         8,592          8,647        8,561
Common stock equivalents outstanding,
      pursuant to the treasury stock method                       128           203            103          250
                                                             --------      --------       --------     --------
Weighted average number of common and
      common equivalent shares outstanding                      8,792         8,795          8,750        8,811
                                                             --------      --------       --------     --------
Net income per common and common
      equivalent share                                       $   0.06      $   0.14       $   0.23     $   0.35
                                                             ========      ========       ========     ========


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